Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces Second Quarter 2017 Results

Highlights:

•	Second quarter net income of $157 million or $0.85 per diluted common share; income from continuing operations of $41 million or $0.22 per diluted common share

•	Second quarter income from continuing operations excluding noteworthy items1 of $126 million or $0.68 per diluted common share

•	Completion of Commercial Air sale enabled significant liability management and capital actions
○	Returned $3.3 billion of common equity
○	Reduced unsecured borrowings by $5.8 billion

•	Issued $325 million in preferred stock that qualifies as Tier 1 capital for regulatory purposes

•	Received non-objection to 2017 capital plan, including a quarterly cash dividend of up to $0.16 per common share and common stock repurchases of up to $225 million

•	Reached a definitive agreement to sell NACCO, our European rail leasing business
○	Transaction will further the simplification of the company
○	NACCO is CIT’s last remaining ongoing business outside of North America

•	Remain on track to reduce annual operating expenses by $150 million by 2018

•	83% of Loans and Leases in CIT Bank; Deposits now represent 78% of total funding
o	Loans and leases to deposits ratio of 96% at CIT Bank

NEW YORK – July 25, 2017 – CIT Group Inc. (NYSE: CIT) today reported second quarter net income of $157 million or $0.85 per diluted common share, compared to $17 million or $0.08 per diluted common share for the year-ago quarter. Income from continuing operations for the second quarter was $41 million or $0.22 per diluted common share, compared to $88 million or $0.43 per diluted common share in the year-ago quarter.

Income from continuing operations excluding noteworthy items for the second quarter was $126 million or $0.68 per diluted common share, compared to $94 million or $0.46 per diluted common share in the year-ago quarter.

“We made significant progress in advancing our strategic plan in the second quarter as we position CIT to be a leading bank serving the middle market and small businesses nationwide,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “We successfully closed on the sale of Commercial Air, completed nearly $9.5 billion of

1 Income from continuing operations excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

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capital and liability management actions, reached an agreement to sell our last remaining ongoing overseas business, and received a non-objection on our 2017 capital plan.”

Alemany continued, “As we look ahead, we remain focused on executing our plan to achieve a 10 percent ROTCE by the end of 2018, which includes maximizing the potential of our businesses, achieving our expense goals, reducing funding costs and optimizing the capital structure.”

ROTCE2 for continuing operations was 2.84%. ROTCE for continuing operations excluding noteworthy items2 was 8.14%. Tangible book value per common share at June 30, 2017, was $46.34. The preliminary Common Equity Tier 1 capital ratio increased to 14.4%, and the preliminary Total Capital ratio increased to 16.2%, at June 30, 2017. These capital ratios are calculated under the fully phased-in regulatory capital rules.

Financial results for the second quarter in both continuing and discontinued operations were impacted by noteworthy items related to our strategic initiatives.

Noteworthy items (after tax) in the second quarter of 2017 in continuing operations included:

•	$100 million ($0.54 per diluted common share) in debt extinguishment costs related to the reduction of $5.8 billion in unsecured debt;
•	$9 million ($0.05 per diluted common share) in net interest cost related to the elevated borrowings and cash balances for the period between the closing of the Commercial Air sale and the completion of liability management and capital actions;
•	$19 million ($0.11 per diluted common share) benefit from the resolution of legacy tax items;
•	$7 million ($0.04 per diluted common share) benefit from a deferred tax asset recognition related to the pending sale of NACCO; and
•	$2 million ($0.01 per diluted common share) in restructuring charges.

Noteworthy items (after tax) in the second quarter of 2017 in discontinued operations included:

•	$100 million ($0.54 per diluted common share) gain on the sale of Commercial Air;
•	$12 million ($0.07 per diluted common share) net benefit related to Financial Freedom due to a net release of the interest curtailment reserve and a reduction in the FDIC indemnification asset, partially offset by an impairment charge related to mortgage servicing rights.

2 Return on Tangible Common Equity, which adjusts tangible common equity for the reversal of the valuation allowance and the amortization of intangibles in the numerator and the disallowed deferred tax asset related to regulatory capital in the denominator, and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

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Selected Financial Highlights

				2Q17 change* from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Net interest revenue	$269	$293	$287	$(24)	-8%	$(18)	-6%
Non-interest income	336	330	361	5	2%	(25)	-7%
Total revenue	605	623	648	(18)	-3%	(43)	-7%
Noninterest expense	(591)	(439)	(425)	(152)	35%	(166)	39%
Income from continuing operations before credit provision	14	184	223	(170)	-93%	(209)	-94%
Provision for credit losses	(4)	(50)	(23)	45	-91%	19	-81%
Income from continuing operations before benefit (provision) for income taxes	9	134	199	(125)	-93%	(190)	-95%
Benefit (provision) for income taxes	32	(56)	(111)	88	-157%	143	-129%
Income from continuing operations	41	78	88	(37)	-47%	(47)	-53%
Income (loss) from discontinued operations, net of taxes	116	102	(71)	14	14%	187	-263%
Net income	$157	$180	$17	$(23)	-13%	$140	822%

Key performance metrics
Net finance margin(1)	3.07%	3.57%	3.63%	-0.50%		-0.55%
Loans and leases to deposit ratio	1.20x	1.50x	1.51x
Return on average common equity	6.83%	7.11%	0.61%	-0.28%		6.22%
Return on tangible common equity(1)	7.76%	8.08%	0.88%	-0.32%		6.88%
Return on tangible common equity (continuing operations), excluding noteworthy items(2)	8.14%	7.40%	6.35%	0.74%		1.78%
Return on AEA	1.24%	1.54%	0.14%	-0.31%		1.09%
Return on AEA, excluding noteworthy items(1)	1.10%	1.40%	1.58%	-0.30%		-0.48%
Net efficiency ratio(1)	60.3%	58.6%	54.9%	-1.7%		-5.4%
Headcount	3,995	4,060	4,220	(65)	-2%	(225)	-5%

Per common share
Earnings per diluted common share	$0.85	$0.88	$0.08	$(0.03)	-4%	$0.77	914%
Tangible book value per common share (TBVPS)(1)	$46.34	$46.09	$48.99	$0.25	1%	$(2.65)	-5%
Average diluted common shares outstanding (in thousands)	183,796	203,348	202,275	(19,552)	-10%	(18,479)	-9%

Capital adequacy
CET1 Ratio(3)	14.4%	14.3%	13.4%	0.1%		1.0%
Total Capital Ratio(3)	16.2%	15.1%	14.0%	1.1%		2.2%

Asset quality
Net charge-offs as % of average loans	0.38%	0.37%	0.45%	0.01%		-0.08%
Allowance for loan losses as % of loans	1.47%	1.51%	1.31%	-0.04%		0.16%
* Certain balances may not sum due to rounding.
(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 27 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.
(2)2Q17 excludes noteworthy items. 1Q17 and 2Q16 excludes noteworthy items and pro forma for ~$3 billion capital reduction associated with Commercial Air sale that occurred in 2Q17. See "Non-GAAP Measurements" at the end of this press release and beginning on page 27 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.
(3)Ratios based on the fully phased-in basis.

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations at the end of the second quarter consisted of the discontinued operations related to Financial Freedom, our reverse mortgage servicing business, and our Business Air portfolio. We completed the sale of our Commercial Air business, which also was in discontinued operations, in April 2017.

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Income Statement Highlights:

Net Finance Revenue

Net Finance Revenue*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Interest income	$478	$456	$479	$22	5%	$(1)	0%
Rental income on operating leases	251	251	261	(0)	0%	(10)	-4%
Finance revenue	729	707	740	22	3%	(10)	-1%
Interest expense	(209)	(163)	(192)	(46)	28%	(18)	9%
Depreciation on operating lease equipment	(77)	(74)	(63)	(4)	5%	(14)	23%
Maintenance and other operating lease expenses	(53)	(54)	(51)	1	-1%	(3)	5%
Net finance revenue	$390	$417	$434	$(27)	-7%	$(45)	-10%

Average earning assets	$50,676	$46,639	$47,893	$4,037	9%	$2,782	6%
Net finance margin	3.07%	3.57%	3.63%	-0.50%		-0.55%
Excluding Noteworthy Items(1)
Average earning assets	$46,990	$46,639	$47,893	$351	1%	$(904)	-2%
Net finance margin	3.44%	3.57%	3.63%	-0.14%		-0.19%
(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 27 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.
* Certain balances may not sum due to rounding.

Net finance revenue3 included $23 million in interest expense on approximately $5.8 billion of unsecured borrowings that previously was allocated to discontinued operations but was recorded in continuing operations following the Commercial Air sale on April 4, 2017, until the redemption of that debt later in the quarter. Partially offsetting this cost was $9 million in interest income related to the elevated cash balances for the period between the closing of the Commercial Air sale and the related liability management and capital actions.

Excluding these noteworthy items, net finance revenue3 was $404 million in the current quarter, compared to $417 million in the prior quarter. A driver of the decrease in net finance revenue was approximately $15 million in interest expense on certain borrowings that was allocated to discontinued operations in the prior quarter but recorded in continuing operations for the current quarter. The decrease in net finance revenue also was driven by a decline in gross yields earned in Rail, partially offset by higher purchase accounting accretion and investment income.

Average earning assets increased from the prior quarter related to elevated cash balances in continuing operations for the period between the closing of the Commercial Air sale and the related liability management and capital actions. Excluding the elevated cash balances, average earning assets3 in the current quarter was $47.0 billion, and the resulting net finance revenue as a percentage of average earning assets (“net finance margin3”) was 3.44%, a 13 bps decline from 3.57% in the prior quarter.

Compared to the year-ago quarter, net finance revenue excluding the aforementioned noteworthy items decreased $31 million or 7%, and net finance margin decreased 19 bps. These decreases primarily reflected the aforementioned reallocation of interest expense, along with lower gross yields in Rail and lower purchase accounting accretion, partially offset by lower average loans and leases.

3 Net finance revenue, net finance margin, net operating lease revenue and average earnings assets, and respective amounts excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

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Other Non-interest Income

Other Non-Interest Income*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Fee revenues	$28	$29	$26	$(1)	-2%	$3	10%
Factoring commissions	23	26	24	(3)	-11%	(1)	-4%
Gains on sales of leasing equipment	14	9	23	6	65%	(9)	-40%
Gains on loan and portfolio sales	7	5	8	3	54%	(0)	-4%
Gains on investments	5	4	6	1	15%	(2)	-25%
Gain on OREO sales	2	1	3	1	77%	(1)	-32%
Net (losses) gains on derivatives and foreign currency exchange	(2)	(11)	11	10	-84%	(13)	-117%
Impairment on assets held for sale	(2)	(2)	(13)	(0)	12%	11	-85%
Other revenues	9	18	12	(10)	-53%	(3)	-25%
Total other non-interest income	$85	$79	$100	$6	7%	$(15)	-15%
* Certain balances may not sum due to rounding.

Other non-interest income includes fee revenues, factoring commissions, gains and losses on sales of assets and valuation adjustments.

Total other non-interest income was $85 million, compared to $79 million in the prior quarter. The prior quarter included a noteworthy charge of $8 million related to a currency translation adjustment. Excluding that noteworthy item, other non-interest income was essentially flat. Factoring commissions declined by $3 million, reflecting seasonally lower volume in our Commercial Services division. Gains on sales increased by $10 million, primarily due to larger gains on sales of Rail equipment.

Compared to the year-ago quarter, other non-interest income decreased by $15 million or 15%, primarily due to lower mark to market gains. Fee income increased slightly, primarily due to higher capital markets fees. Factoring commissions decreased slightly, as growth in factoring volume in Commercial Services was offset by lower pricing.

Operating Expenses

Operating Expenses*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Compensation and benefits	$(145)	$(143)	$(147)	$(2)	1%	$1	-1%
Technology	(34)	(33)	(31)	(1)	4%	(3)	9%
Professional fees	(32)	(40)	(37)	8	-21%	5	-15%
Insurance	(25)	(26)	(29)	1	-3%	4	-13%
Net occupancy expense	(15)	(20)	(17)	5	-24%	2	-11%
Advertising and marketing	(10)	(5)	(4)	(5)	93%	(6)	136%
Other expenses	(25)	(24)	(28)	(1)	3%	4	-13%
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(286)	(291)	(293)	5	-2%	7	-2%
Intangible asset amortization	(6)	(6)	(6)	-	0%	0	-3%
Provision for severance and facilities exiting activities	(3)	(15)	(10)	11	-77%	6	-65%
Total operating expenses	$(296)	$(312)	$(309)	$16	-5%	$14	-4%

Net efficiency ratio	60.3%	58.6%	54.9%	-1.7%		-5.4%
* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization4 was $286 million, down 2% from $291 million in the prior quarter, driven primarily by lower net occupancy expenses and professional fees

4 Operating expenses excluding restructuring costs and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items are non-GAAP measures. See “non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

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related to CCAR and our strategic initiatives, partially offset by higher advertising and marketing costs, primarily in Consumer Banking. The current quarter also included a $5 million non-recurring charge related to our European Rail business.

Compared to the year-ago quarter, operating expenses excluding restructuring costs and intangible asset amortization decreased by $7 million or 2%, reflecting lower employee costs from our operating expense reduction initiatives and lower professional fees, partially offset by higher advertising and marketing costs.

The net efficiency ratio4 was 60% compared to 59% in the prior quarter, as a decrease in net finance revenue was partially offset by a decrease in operating expenses. The net efficiency ratio excluding noteworthy items4 was 59% compared to 58% in the prior quarter. Compared to the year-ago quarter, the net efficiency ratio increased as the reduction in operating expenses was more than offset by a decline in net finance revenue and other non-interest income.

Debt Extinguishment Costs

We recognized $165 million in debt extinguishment costs associated with the reduction of $5.8 billion of unsecured debt from the proceeds of the Commercial Air sale.

Income Taxes

The benefit for income taxes in the current quarter of $32 million included a $13 million net current tax benefit recognized for the resolution of an uncertain tax position, a $7 million net current tax benefit related to certain refunds expected, and a $7 million deferred tax benefit related to recognition of a deferred tax asset related to the Company’s investment in NACCO, which is now classified as “held for sale.” The provision for income taxes in the prior quarter of $56 million included $14 million in deferred tax expense related to the restructuring of legal entities in preparation for the Commercial Air sale. The provision for income taxes in the year-ago quarter of $111 million included $4 million of net discrete tax expense. Excluding discrete tax items and the tax effect of the debt extinguishment costs, the effective tax rate in the current quarter was 35%, compared to 33% in the prior quarter and 54% in the year-ago quarter. The effective tax rate excluding discrete tax items in the year-ago quarter was meaningfully above the U.S. federal statutory tax rate due to the impact of certain unfavorable tax adjustments, including certain international income that was subject to incremental tax in the U.S.

4 Operating expenses excluding restructuring costs and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

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Balance Sheet Highlights:

Earning Assets

Earning Assets*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Loans (including assets held for sale)	$29,405	$30,253	$31,687	$(849)	-3%	$(2,282)	-7%
Operating lease equipment, net (including assets held for sale)	7,688	7,517	7,225	171	2%	463	6%
Loans and Leases	37,093	37,770	38,912	(678)	-2%	(1,820)	-5%
Interest bearing cash	4,739	5,415	6,559	(676)	-12%	(1,820)	-28%
Investment securities	5,530	4,476	3,229	1,054	24%	2,301	71%
Indemnification asset	209	313	386	(105)	-33%	(178)	-46%
Credit balances of factoring clients	(1,405)	(1,547)	(1,215)	142	-9%	(190)	16%
Total Earning Assets	$46,165	$46,428	$47,871	$(263)	-1%	$(1,706)	-4%
Average Earning Assets	$50,676	$46,639	$47,893	$4,037	9%	$2,782	6%
Average Earning Assets, excluding noteworthy items(1)	$46,990	$46,639	$47,893	$351	1%	$(904)	-2%
(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 27 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.
* Certain balances may not sum due to rounding.

Earning assets at June 30, 2017, declined from the prior quarter, primarily reflecting a decline in loans and leases partially offset by an increase in investment securities. Loans and leases decreased due to prepayments in Commercial Finance, a decline in factoring receivables in Business Capital and run-off of the Legacy Consumer Mortgage (LCM) portfolio. The increase in Average Earning Assets from the prior quarter reflects elevated cash balances for the period between the closing of the Commercial Air sale and the related liability management and capital actions. Excluding this impact, Average Earning Assets was $47.0 billion in the current quarter.

Compared with June 30, 2016, earning assets declined $1.7 billion, or 4%, which reflected a decline in loans in Commercial Finance along with run-off of portfolios in NSP and LCM, partially offset by growth in the other Commercial Banking divisions and an increase in cash and investment securities.

Cash and Investment Securities

Interest bearing cash and investment securities were $10.3 billion at June 30, 2017, consisting of $4.8 billion of interest-bearing cash and $5.5 billion of investment securities. In addition, there was approximately $0.6 billion of non-interest-bearing cash. During the quarter, investment securities increased by $1.1 billion reflecting the continued deployment of cash into investment securities.

Of the interest bearing cash and investment securities, $2.2 billion was at the financial holding company and $7.8 billion was at CIT Bank, while the remaining $0.3 billion consisted of amounts held at the operating subsidiaries and restricted balances. Approximately half of the $0.6 billion of non-interest bearing cash was at the financial holding company while the remainder was at CIT Bank and other operating subsidiaries.

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Deposits and Borrowings

Deposits and Borrowings*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
Noninterest-bearing checking	$1,274	$1,204	$948	$71	6%	$327	34%
Interest-bearing checking	2,744	3,237	3,153	(493)	-15%	(409)	-13%
Money market	6,113	6,903	5,853	(791)	-11%	260	4%
Savings	5,273	4,683	4,428	590	13%	844	19%
Time deposits	15,357	16,131	18,326	(775)	-5%	(2,970)	-16%
Other	165	178	155	(13)	-7%	10	7%
Total Deposits	$30,925	$32,336	$32,863	$(1,411)	-4%	$(1,938)	-6%
Unsecured borrowings	$4,545	$10,601	$10,591	$(6,055)	-57%	$(6,046)	-57%
Secured borrowings	4,076	4,136	4,992	(59)	-1%	(916)	-18%
Total Borrowings	$8,621	$14,736	$15,584	$(6,115)	-41%	$(6,962)	-45%
* Certain balances may not sum due to rounding.

Deposits represented approximately 78% of CIT’s funding at June 30, 2017, up from 69% at Mar. 31, 2017, reflecting the reduction of $5.8 billion in unsecured borrowings during the quarter. The weighted average rate on total outstanding deposits increased to 1.20% in the current quarter from 1.16% in the prior quarter, driven by higher interest rates that were partially offset by a shift in deposit mix. Compared to the year-ago quarter, the weighted average rate on total outstanding deposits declined by 1 basis point from 1.21% primarily driven by a shift in deposit mix.

Unsecured borrowings comprised 12% of the funding mix at June 30, compared to 22% at Mar. 31, 2017. The decrease was driven by the tender offer and redemptions that reduced unsecured borrowings by a total of $5.8 billion. Secured borrowings comprised 10% of the funding mix at June 30, compared to 9% at Mar. 31, 2017.

Capital

Capital*				2Q17 change from:
($ in millions, except per share data)	2Q17	1Q17	2Q16	1Q17		2Q16

Common Stockholders' Equity	$7,026	$10,165	$11,093	$(3,139)	-31%	$(4,067)	-37%
Tangible Common Equity	$6,275	$9,345	$9,895	$(3,070)	-33%	$(3,619)	-37%
Total risk-based capital(1)	$7,070	$9,737	$9,500	$(2,667)	-27%	$(2,430)	-26%
Risk-weighted assets(1)	$43,675	$64,645	$67,822	$(20,971)	-32%	$(24,148)	-36%

Book value per share (BVPS)	$51.88	$50.14	$54.92	$1.74	3%	$(3.03)	-6%
Tangible book value per share (TBVPS)	$46.34	$46.09	$48.99	$0.25	1%	$(2.65)	-5%
CET1 Ratio(1)	14.4%	14.3%	13.4%	0.1%		1.0%
Total Capital Ratio(1)	16.2%	15.1%	14.0%	1.1%		2.2%
Tier 1 Leverage Ratio(1)	12.1%	14.7%	13.8%	-2.6%		-1.7%
* Certain balances may not sum due to rounding.
(1)Balances and ratios based on the fully phased-in basis.

Common stockholders’ equity and tangible common equity decreased from the prior quarter, reflecting capital actions completed during the quarter, partially offset by an increase in retained earnings. During the quarter, we returned $3.3 billion of common equity through:

•	an equity tender offer, in which we repurchased approximately 57.3 million common shares at a purchase price of $48 per share;
•	open market repurchases of 818,071 common shares at an average share price of $46.45; and

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•	an accelerated share repurchase program (ASR), in which we took initial delivery of approximately 9.25 million common shares. The total share delivery is subject to a true-up upon the final settlement of the ASR, which is expected to occur by the end of the third quarter of 2017.

Total common shares outstanding was 135.4 million at June 30, 2017.

During the quarter, we issued $325 million in Non-Cumulative Perpetual Preferred Stock, which qualifies as Tier 1 capital for regulatory purposes. Dividends on the preferred stock will be payable semi-annually in June and December at a fixed rate of 5.8% to June 2022 and at three-month LIBOR plus 3.972% thereafter.

Tangible book value per common share increased in the quarter to $46.34, as retained earnings in the quarter and the reduced share count were partially offset by the decline in equity from capital returns.

The Common Equity Tier 1 capital ratio increased slightly from the prior quarter, as the decline in Common Equity Tier 1 capital, primarily from capital returns net of retained earnings, was offset by a decline in risk-weighted assets (RWA), primarily from the Commercial Air sale, and to a lesser extent from the reduction of earnings assets. The Total Capital ratio increased from the prior quarter, as the decline in Total Capital was exceeded by the decline in RWA. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in Regulatory Capital Rules.

On June 28, 2017, we received a non-objection from the Board of Governors of the Federal Reserve to our capital plan as part of the Comprehensive Capital Analysis and Review (CCAR) that included a quarterly cash dividend of up to $0.16 per common share and common stock repurchases of up to $225 million.

On July 17, 2017, the Board of Directors declared a quarterly cash dividend of $0.15 per common share on its outstanding common stock. The common stock dividend is payable on Aug. 25, 2017, to common shareholders of record as of Aug. 11, 2017. In addition, the Board of Directors authorized up to $225 million in common share repurchases through June 30, 2018.

Asset Quality

Asset Quality*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Net charge-offs (NCO)	$28	$28	$34	$0	1%	$(7)	-19%
NCO % of AFR	0.38%	0.37%	0.45%	0.01%		-0.08%
Non-accrual Loans	$257	$259	$265	$(2)	-1%	$(8)	-3%
OREO	$78	$80	$90	$(1)	-2%	$(12)	-13%
Provision for credit losses	$4	$50	$23	$(45)	-91%	$(19)	-81%
Total Portfolio Allowance as a % of Finance Receivables (FR)	1.47%	1.51%	1.31%	-0.04%		0.16%
* Certain balances may not sum due to rounding.

Provision

The provision for credit losses was $4 million compared to $50 million in the prior quarter. The lower provision this quarter is below the normalized run rate and is principally the result of lower loan balances and net credit benefits

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from changes in portfolio mix in Commercial Banking. The provision for credit losses in the prior quarter included a specific reserve on a single account in the factoring business within Business Capital.

Compared to the year-ago quarter, the provision for credit losses decreased $19 million primarily due to lower loan balances and net credit benefits from changes in portfolio mix in Commercial Banking.

Net Charge-offs

Net charge-offs were $28 million (0.38% of average loans), essentially flat with the prior quarter and down from $34 million (0.45% of average loans) in the year-ago quarter. The decline from the year-ago quarter was primarily driven by lower charge-offs in the energy portfolio in Commercial Banking.

Loan Loss Allowance

The allowance for loan losses was $426 million (1.47% of loans, 1.70% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2017, compared to $449 million (1.51% of loans, 1.76% excluding loans subject to loss sharing agreements with FDIC) at Mar. 31, 2017, and $393 million (1.31% of loans, 1.56% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2016. The decrease in the allowance for loan losses from the prior quarter was principally due to lower loan balances and net credit benefits from changes in portfolio mix in Commercial Banking. The decrease from prior quarter also reflects the charge-off of previously established specific reserves on impaired loans. The increase in allowance for loan losses from the year-ago quarter reflects reserve build resulting from purchase accounting accretion on loans acquired from OneWest.

Purchase credit impaired (PCI) loans acquired as part of the OneWest acquisition are carried at a significant discount to the unpaid principal balance. At June 30, 2017, PCI loans with an aggregate unpaid principal balance of $3.2 billion were carried at $2.2 billion, representing a 31% discount. The vast majority of the discount is related to our Legacy Consumer Mortgages portfolio in Consumer Banking.

Non-accrual Loans

Non-accrual loans of $257 million (0.88% of loans) were down slightly from the prior quarter and down from the year-ago quarter, primarily driven by lower balances in NSP.

11

Commercial Banking

Earnings Summary*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Interest income	$317	$308	$323	$9	3%	$(7)	-2%
Rental income on operating leases	251	251	257	(0)	0%	(6)	-2%
Interest expense	(128)	(120)	(130)	(8)	7%	3	-2%
Depreciation on operating lease equipment	(77)	(74)	(63)	(4)	5%	(14)	23%
Maintenance and other operating lease expenses	(53)	(54)	(51)	1	-1%	(3)	5%
Net finance revenue	309	312	336	(2)	-1%	(27)	-8%
Other non-interest income	75	72	68	3	3%	7	10%
Provision for credit losses	0	(49)	(22)	49	-100%	22	-101%
Operating expenses	(177)	(179)	(188)	2	-1%	12	-6%
Income before income taxes	$208	$156	$194	$52	33%	$14	7%

Select Average Balances
Average loans(1)	$22,701	$22,750	$23,347	$(49)	0%	$(646)	-3%
Average operating leases(1)	$7,357	$7,501	$7,125	$(144)	-2%	$232	3%
Average earning assets(2)	$29,159	$29,305	$29,901	$(146)	0%	$(742)	-2%
Statistical Data
Pre-tax ROAEA	2.85%	2.13%	2.60%	0.72%		0.25%
Net finance margin	4.24%	4.25%	4.50%	-0.01%		-0.26%
New business volume	$2,046	$1,615	$2,240	$431	27%	$(193)	-9%
Net efficiency ratio	45.6%	46.2%	46.1%	0.6%		0.5%
(1) Amounts do not include held for sale. Average loans also does not include credit balances of factoring clients.
(2) AEA is net of credit balances of factoring clients.
* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Commercial Banking segment increased from the prior quarter primarily driven by a lower credit provision. Compared to the year-ago quarter, pre-tax earnings increased, as lower operating expenses, greater other non-interest income and lower credit costs were partially offset by the decrease in net finance revenue.

Net Finance Revenue and Margin

Net finance revenue decreased slightly from the prior quarter as decreases in the Rail and Business Capital divisions were partially offset by increases in Commercial Finance and Real Estate. The decrease was primarily driven by lower earning assets and lower net rental income in the Rail division, partially offset by the impact of higher interest rates. Compared to the year-ago quarter, net finance revenue decreased primarily due to lower earning assets, lower purchase accounting accretion and lower net rental income in the Rail division. The Rail division’s net rental declines from both the prior and year-ago quarters are mainly driven by renewal rates that continue to price lower due to excess capacity in the market.

Average Loans and Leases

Average loans and leases, which comprise the vast majority of earning assets, were $28.9 billion, essentially flat from the prior quarter. The 2% decrease in average loans and leases from the year-ago quarter was driven by sales and prepayments in the Commercial Finance division, which offset increases in each of the other divisions.

New lending and leasing volume of $2.0 billion was up from the prior quarter, primarily reflecting an increase in Commercial Finance. Compared to the year-ago quarter, new lending and leasing volume was down, primarily due to a decrease in Real Estate Finance, partially offset by an increase in Commercial Finance.

12

Factoring volume of $5.7 billion was down from the prior quarter, primarily driven by a decrease in volume against the technology industry, and up 4% compared to the year-ago quarter, driven by increased volume across all industries, especially technology.

Other Non-interest Income

Other non-interest income increased $3 million from the prior quarter, primarily driven by higher gains on asset sales of Rail equipment, partially offset by lower factoring commissions. Compared to the year-ago quarter, other non-interest income increased $7 million, driven by higher capital markets fee income and a valuation adjustment in the year-ago quarter on assets held for sale in Rail, partially offset by lower gains on asset sales of Rail equipment.

Operating Expenses

Operating expenses declined $2 million from the prior quarter, primarily driven by lower employee compensation costs. Compared to the year-ago quarter, operating expenses decreased by $12 million, reflecting lower employee related costs related to our operating expense reduction initiatives.

Asset Quality

The provision for credit losses was down from the prior quarter from lower loan balances and net credit benefits from changes in portfolio mix. In addition, the prior quarter included a specific reserve on a single account in the factoring business within Business Capital that was charged off this quarter. The decline from the year-ago quarter was in Commercial Finance and reflected lower provision amounts for the energy and maritime sectors.

Net charge-offs were $27 million (0.48% of average loans), compared to $27 million (0.48% of average loans) in the prior quarter and $35 million (0.59% of average loans) in the year-ago quarter. Compared to the prior quarter, decreases in net charge-offs in Commercial Finance and Real Estate Finance were offset by an increase in Business Capital. Compared to the year-ago quarter, the decrease primarily reflected lower net charge-offs on assets held for sale in the Commercial Finance division.

Non-accrual loans were $229 million (1.03% of loans), compared to $234 million (1.02% of loans) at Mar. 31, 2017, and $208 million (0.90% of loans) at June 30, 2016. The decrease from the prior quarter primarily reflected a reduction in the Commercial Finance division, including lower energy non-accrual loans. The increase from the year-ago quarter primarily reflected an increase in Commercial Finance, including C&I and sponsor finance loans, offset by a decrease in energy loans.

Commercial Banking Divisions

Commercial Finance

•	Gross yield, net finance revenue and net finance margin increased from the prior quarter as the benefit of higher short-term interest rates and higher purchase accounting accretion offset the impact of lower average earning assets.

13

Rail

•	Loans and leases for North American Rail increased 1%, and rail car utilization in North American Rail remained at 94%, as strength in sand car demand offset continued weakness in coal car utilization.
•	Gross yields declined 28 basis points as renewal lease rates continue to re-price lower on average across the North American portfolio.
•	On June 30, 2017, we announced the sale of NACCO, our European Rail division, and transferred the portfolio to held for sale.

Real Estate Finance

•	Funded volume increased 10% compared to the prior quarter. Loans and leases declined slightly in the current quarter, as an increase in funded volume was offset by higher prepayments and continued run-off of legacy portfolio assets.

Business Capital

•	Loans and leases declined from the prior quarter, primarily driven by lower volume in the Commercial Services business, partially offset by growth in the Equipment Finance and Direct Capital businesses.

Consumer Banking

Earnings Summary*				2Q17 change from:
($ in millions)	2Q17	1Q17	2Q16	1Q17		2Q16

Interest income	$102	$100	$104	$2	2%	$(2)	-2%
Interest expense	10	7	(5)	3	48%	14	-300%
Net finance revenue	111	107	99	5	4%	13	13%
Other non-interest income	6	8	12	(2)	-28%	(6)	-51%
Provision for credit losses	(5)	(1)	(1)	(4)	820%	(4)	318%
Operating expenses	(96)	(96)	(86)	(1)	1%	(10)	12%
Income (loss) before income taxes	$16	$18	$23	$(2)	-12%	$(7)	-31%

Select Average Balances
Average loans(1)	$6,751	$6,889	$7,142	$(137)	-2%	$(391)	-5%
Average earning assets	$7,093	$7,292	$7,568	$(199)	-3%	$(476)	-6%
Statistical Data
Pre-tax ROAEA	0.91%	1.00%	1.23%	-0.10%		-0.32%
Net finance margin	6.27%	5.84%	5.22%	0.43%		1.05%
New business volume	$150	$155	$261	$(5)	-3%	$(112)	-43%
Net efficiency ratio	78.3%	79.5%	73.7%	1.2%		-4.6%
(1) Amount does not include held for sale.
* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Consumer Banking segment decreased slightly compared to the prior quarter, as lower other non-interest income and a higher provision for credit losses were partially offset by higher net finance revenue. Compared to the year-ago quarter, pre-tax income was down, as higher operating expenses and credit costs and lower other non-interest income were offset by higher net finance revenue.

Net Finance Revenue and Margin

Net finance revenue of $111 million increased from the prior and year-ago quarters due to the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates.

14

Interest income was up slightly compared to prior quarter, primarily from higher purchase accounting accretion. Compared to the year ago quarter, interest income decreased due to run-off in the LCM portfolio and lower purchase accounting accretion.

Average Loans

Average Loans, including held for sale, totaled $6.8 billion, down 2% from the prior quarter due to run-off of the LCM portfolio, partially offset by new business volume. The LCM portfolio made up $4.6 billion of the current quarter balance, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Other Non-interest Income

Other non-interest income was down compared to the prior and year-ago quarters, as the prior and year-ago quarters included valuation adjustments for the FDIC Receivable measured at fair value.

Operating Expenses

Operating expenses was flat compared to the prior quarter, as an increase in advertising and marketing expenses was offset by declines in other operating expenses. Compared to the year-ago quarter, operating expenses increased, primarily driven by higher advertising and marketing expenses.

Asset Quality

The provision for credit losses was higher compared to the prior and year-ago quarters due to modest credit deterioration related to non-performing residential mortgage loans. Non-accrual loans were $20 million (0.29% of loans) at June 30, 2017, up from $16 million (0.24% of loans) at Mar. 31, 2017, and up from $12 million (0.16% of loans) at June 30, 2016, essentially all of which are in the LCM portfolio. Certain LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses.

Non-Strategic Portfolios (NSP):

Pre-tax loss in NSP of $0.4 million improved from a $2.9 million loss in the prior quarter, which included the recognition of currency translation adjustment charges associated with the liquidation of international entities. The decline in pre-tax income from $8.0 million in the year-ago quarter reflects the liquidation of the portfolios and a gain on asset sale in the year-ago quarter.

Assets held for sale at June 30, 2017, was $115 million, all related to our business in China, down nearly $50 million from Mar. 31, 2017, and down from $1.1 billion at June 30, 2016.

Corporate & Other:

Certain items are not allocated to operating segments and are included in Corporate & Other, including interest expense related to corporate liquidity, mark-to-market on certain derivatives, restructuring charges, certain legal

15

costs and other operating expenses. In addition, certain costs associated with debt redemptions are maintained at Corporate.

The pretax loss of $214 million in the current quarter included the previously mentioned debt extinguishment costs. Excluding the debt extinguishment costs, the pre-tax loss was $49 million. Net finance revenue decreased from both the prior and year-ago quarters, reflecting higher interest expense attributable to the timing of the receipt of the Commercial Air sale proceeds and debt redemptions, also previously mentioned, which more than offset an increase in interest income, due to the higher cash balances. Other non-interest income increased from the prior quarter, driven by greater gains on asset sales, and declined from the year-ago quarter, which included mark-to-market benefits of $9 million on the total return swap and $5 million on MBS securities carried at fair value. Operating expenses totaled $21 million, compared to $35 million in the prior quarter and $23 million in the year-ago quarter. Operating expenses in the prior quarter included $17 million in consulting spending related to CCAR project costs and organizational design and $7 million in systems write-offs. Operating expenses for the quarter also included $3 million in restructuring charges, compared to $15 million in the prior quarter and $10 million in the year-ago quarter.

Discontinued Operations:

Discontinued operations at the end of the second quarter consisted of our Business Air portfolio and Financial Freedom, our reverse mortgage servicing business. We completed the sale of our Commercial Air business in April 2017 for $10.4 billion and recorded a pre-tax gain of $146 million.

Income from Discontinued Operations was $115 million, which included income of $105 million from Commercial Air and $10 million from Financial Freedom. Income from Commercial Air in the current quarter reflected the gain on sale. Income from Financial Freedom was driven by a $12 million net release of servicing-related reserves, including a net release of the interest curtailment reserve (following an agreement with the FDIC and Fannie Mae to resolve certain legacy contingent liabilities), partially offset by an impairment charge related to mortgage servicing rights. In connection with the net release of servicing-related reserves, the FDIC indemnification asset covering servicing-related obligations for reverse mortgage loans was reduced by $77 million. In addition, during the quarter CIT agreed to a settlement with the HUD OIG and the Department of Justice to resolve servicing-related claims for an amount within the existing reserve.

Prior quarter income from Discontinued Operations was $102 million, which included income of $111 million from Commercial Air and Business Air, partially offset by a loss of $9 million from Financial Freedom. The income in Commercial Air and Business Air included a $39 million loss on debt extinguishment, a $14 million gain as a result of the sale of the TC-CIT joint venture and the benefit of $113 million of suspended depreciation on operating lease equipment held for sale. The year-ago quarter loss of $71 million was driven by a loss in Financial Freedom of $166 million, mostly related to a curtailment reserve, which offset income of $95 million in Commercial Air and Business Air.

16

Business Air loans and leases totaled $249 million at June 30, 2017, down from $341 million at Mar. 31, 2017, and $671 million at June 30, 2016.

Financial Freedom loans totaled $328 million at June 30, 2017, compared to $353 million at Mar. 31, 2017, and $413 million at June 30, 2016.

17

Conference Call and Webcast

The Company will host a conference call today, July 25, 2017, to discuss its second quarter 2017 results. All interested parties are welcome to participate. An investor presentation will accompany the conference call and be available prior to the start of the conference call at the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

Conference call details:

Time:	8:00 am (Eastern Time)
Dial-in:	(888) 317-6003 for U.S. callers
(866) 284-3684 for Canadian callers
(412) 317-6061 for international callers
Conference ID 8272958

The conference call will also be webcast, which can be accessed from the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

A replay of the conference call will be available beginning shortly after the end of the call through September 1, 2017, by dialing (877) 344-7529 for U.S. callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for international callers and using conference ID 1011054, or at cit.com/investor under Presentations & Events.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $50 billion in assets as of June 30, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT (i) is unsuccessful in implementing its strategy and business plan, (ii) is unable to react to and address key business and regulatory issues, (iii) is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and (iv) becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per common share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

18

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
(212) 771-6008 Gina.Proia@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

19

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
				2017	2016
Interest income
Interest and fees on loans	$421.3	$412.1	$447.6	$833.4	$899.5
Other Interest and dividends	56.9	43.6	31.1	100.5	62.1
Total interest income	478.2	455.7	478.7	933.9	961.6
Interest expense
Interest on borrowings	(114.6)	(69.1)	(92.2)	(183.7)	(187.7)
Interest on deposits	(94.6)	(94.0)	(99.4)	(188.6)	(198.9)
Total interest expense	(209.2)	(163.1)	(191.6)	(372.3)	(386.6)
Net interest revenue	269.0	292.6	287.1	561.6	575.0
Provision for credit losses	(4.4)	(49.7)	(23.3)	(54.1)	(112.8)
Net interest revenue, after credit provision	264.6	242.9	263.8	507.5	462.2
Non-interest income
Rental income on operating lease equipment	251.2	251.3	261.0	502.5	525.1
Other non-interest income	84.6	79.1	99.8	163.7	184.6
Total non-interest income	335.8	330.4	360.8	666.2	709.7
Non-interest expenses
Depreciation on operating lease equipment	(77.4)	(73.5)	(63.1)	(150.9)	(124.4)
Maintenance and other operating lease expenses	(53.3)	(53.8)	(50.6)	(107.1)	(99.5)
Operating expenses	(295.6)	(311.6)	(309.3)	(607.2)	(639.4)
Loss on debt extinguishment and deposit redemption	(164.8)	-	(2.4)	(164.8)	(4.0)
Total non-interest expenses	(591.1)	(438.9)	(425.4)	(1,030.0)	(867.3)
Income from continuing operations before benefit (provision) for income taxes	9.3	134.4	199.2	143.7	304.6
Benefit (provision) for income taxes	31.9	(56.2)	(111.2)	(24.3)	(155.6)
Income from continuing operations	41.2	78.2	88.0	119.4	149.0
Discontinued operations
Income (loss) from discontinued operations, net of taxes	8.3	89.0	(71.0)	97.3	14.0
Gain on sale of discontinued operations, net of taxes	107.2	12.7	-	119.9	-
Income (loss) from discontinued operations, net of taxes	115.5	101.7	(71.0)	217.2	14.0
Net income	$156.7	$179.9	$17.0	$336.6	$163.0

Basic income per common share
Income from continuing operations	$0.23	$0.39	$0.43	$0.62	$0.74
Income (loss) from discontinued operations, net of taxes	0.63	0.50	(0.35)	1.13	0.07
Basic income per common share	$0.86	$0.89	$0.08	$1.75	$0.81
Average number of common shares - basic (thousands)	182,347	202,449	201,893	192,286	201,647

Diluted income per common share
Income from continuing operations	$0.22	$0.38	$0.43	$0.62	$0.74
Income (loss) from discontinued operations, net of taxes	0.63	0.50	(0.35)	1.12	0.07
Diluted income per common share	$0.85	$0.88	$0.08	$1.74	$0.81
Average number of common shares - diluted (thousands)	183,796	203,348	202,275	193,460	202,208

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	June 30, 2017*	March 31, 2017	December 31, 2016	June 30, 2016
Assets
Total cash and deposits	$5,337.9	$6,156.9	$6,430.6	$7,435.5
Investment securities	5,530.0	4,476.3	4,491.1	3,229.1
Assets held for sale	1,324.8	562.6	636.0	1,639.1

Loans	29,031.7	29,691.4	29,535.9	30,093.8
Allowance for loan losses	(426.0)	(448.6)	(432.6)	(393.1)
Loans, net of allowance for loan losses	28,605.7	29,242.8	29,103.3	29,700.7

Operating lease equipment, net	6,736.0	7,516.2	7,486.1	7,179.1
Indemnification assets	208.5	313.1	341.4	386.0
Goodwill	625.5	686.1	685.4	1,044.1
Intangible assets	125.4	134.3	140.7	154.2
Unsecured counterparty receivable	205.0	212.0	394.5	570.2
Other assets	1,149.2	1,075.9	1,240.4	2,407.4
Assets of discontinued operations	630.9	12,718.2	13,220.7	12,960.8
Total assets	$50,478.9	$63,094.4	$64,170.2	$66,706.2

Liabilities
Deposits	$30,925.0	$32,336.2	$32,304.3	$32,862.5
Credit balances of factoring clients	1,405.3	1,547.1	1,292.0	1,215.2
Other liabilities	1,567.9	1,577.4	1,897.6	1,557.6
Borrowings
Unsecured borrowings	4,545.1	10,600.5	10,599.0	10,591.2
Structured financings	1,680.8	1,725.1	1,925.7	1,997.3
FHLB advances	2,395.5	2,410.7	2,410.8	2,995.1
Total borrowings	8,621.4	14,736.3	14,935.5	15,583.6
Liabilities of discontinued operations	607.8	2,731.9	3,737.7	4,394.0
Total liabilities	43,127.4	52,928.9	54,167.1	55,612.9
Equity
Stockholders' equity
Preferred stock	325.0	-	-	-

Common stock	2.1	2.1	2.1	2.1
Paid-in capital	8,711.8	8,782.6	8,765.8	8,749.8
Retained earnings	1,826.9	1,701.1	1,553.0	2,625.5
Accumulated other comprehensive loss	(88.4)	(123.7)	(140.1)	(107.6)
Treasury stock, at cost	(3,426.2)	(196.9)	(178.1)	(177.0)
Total common stockholders' equity	7,026.2	10,165.2	10,002.7	11,092.8
Noncontrolling interests	0.3	0.3	0.4	0.5
Total equity	7,351.5	10,165.5	10,003.1	11,093.3
Total liabilities and equity	$50,478.9	$63,094.4	$64,170.2	$66,706.2

Book Value Per Common Share
Book value per common share	$51.88	$50.14	$49.50	$54.92
Tangible book value per common share	$46.34	$46.09	$45.41	$48.99
Outstanding common shares (in thousands)	135,419	202,736	202,088	201,990

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	June 30, 2017		March 31, 2017		June 30, 2016
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$9,510.5	1.00%	$5,652.4	0.88%	$6,584.1	0.50%
Investments	5,016.1	2.64%	4,452.4	2.79%	3,130.7	2.92%
Loans and loans held for sale (net of credit balances of factoring clients)
U.S.	28,014.9	6.06%	28,241.4	5.71%	29,475.6	5.86%
Non-U.S.	259.0	10.66%	463.9	14.31%	1,160.2	8.40%
Total Loans	28,273.9	6.10%	28,705.3	5.85%	30,635.8	5.96%
Total interest earning assets / interest income	42,800.5	4.56%	38,810.1	4.78%	40,350.6	4.83%
Operating lease equipment, net (including held for sale)
U.S.	6,026.0	6.44%	6,044.9	6.72%	5,794.2	8.18%
Non-U.S.	1,569.3	5.99%	1,456.0	6.15%	1,372.2	8.40%
Total operating leases, net	7,595.3	6.35%	7,500.9	6.61%	7,166.4	8.22%
Indemnification assets	280.0	-13.86%	327.9	-9.50%	376.4	-9.14%
Average earning assets ("AEA")	50,675.8	4.73%	46,638.9	4.97%	47,893.4	5.23%
Non-interest earning assets
Cash and due from banks	647.2		783.6		938.1
Allowance for loan losses	(439.9)		(436.0)		(394.7)
All other non-interest bearing assets	2,124.6		2,321.3		4,250.6
Assets of discontinued operation	1,108.1		12,969.7		12,947.7
Total Average Assets	$54,115.8		$62,277.5		$65,635.1
Liabilities
Borrowings
Deposits	$30,222.9	1.25%	$30,953.0	1.21%	$31,644.4	1.26%
Borrowings	10,702.5	4.28%	14,815.0	1.87%	15,848.8	2.33%
Total interest-bearing liabilities	40,925.4	2.04%	45,768.0	1.43%	47,493.2	1.61%
Non-interest bearing deposits	1,411.2		1,387.3		1,108.8
Other non-interest bearing liabilities	1,609.1		1,778.8		1,626.2
Liabilities of discontinued operation	904.8		3,223.6		4,253.6
Noncontrolling interests	0.3		0.3		0.5
Stockholders' equity	9,265.0		10,119.5		11,152.8
Total Average Liabilities and Shareholders' Equity	$54,115.8		$62,277.5		$65,635.1

	Six Months Ended
	June 30, 2017		June 30, 2016
Assets
Interest bearing deposits	$7,559.1	0.96%	$6,743.5	0.50%
Investments	4,771.1	2.69%	3,045.7	2.97%
Loans and loans held for sale (net of credit balances of factoring clients)
U.S.	28,135.7	5.88%	29,534.3	5.83%
Non-U.S.	351.2	13.34%	1,230.6	8.26%
Total Loans	28,486.9	5.97%	30,764.9	5.92%
Total interest earning assets / interest income	40,817.1	4.66%	40,554.1	4.80%
Operating lease equipment, net (including held for sale)
U.S.	6,041.1	6.57%	5,723.9	8.52%
Non-U.S.	1,511.5	6.06%	1,349.7	8.49%
Total operating leases, net	7,552.6	6.47%	7,073.6	8.51%
Indemnification assets	302.6	-11.55%	386.6	-6.05%
Average earning assets ("AEA")	48,672.3	4.84%	48,014.3	5.26%
Non-interest earning assets
Cash and due from banks	711.7		943.2
Allowance for loan losses	(436.4)		(374.7)
All other non-interest bearing assets	2,238.2		4,253.5
Assets of discontinued operation	6,927.5		12,965.3
Total Average Assets	$58,113.3		$65,801.6
Liabilities
Borrowings
Deposits	$30,534.4	1.23%	$31,727.6	1.25%
Borrowings	12,751.6	2.88%	15,992.8	2.34%
Total interest-bearing liabilities	43,286.0	1.72%	47,720.4	1.62%
Non-interest bearing deposits	1,402.9		1,086.8
Other non-interest bearing liabilities	1,672.3		1,632.7
Liabilities of discontinued operation	2,061.5		4,257.7
Noncontrolling interests	0.3		0.5
Stockholders' equity	9,690.3		11,103.5
Total Average Liabilities and Shareholders' Equity	$58,113.3		$65,801.6

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
				2017	2016
OTHER NON-INTEREST INCOME
Fee revenues	$28.2	$28.9	$25.6	$57.1	$55.9
Factoring commissions	23.1	26.1	24.1	49.2	50.5
Gains on sales of leasing equipment	14.0	8.5	23.3	22.5	28.1
Gains on loan and portfolio sales	7.4	4.8	7.7	12.2	8.0
Gains on investments	4.7	4.1	6.3	8.8	2.2
Gain on OREO sales	2.3	1.3	3.4	3.6	5.1
Net (losses) gains on derivatives and foreign currency exchange	(1.8)	(11.3)	10.7	(13.1)	20.0
Impairment on assets held for sale	(1.9)	(1.7)	(12.8)	(3.6)	(33.1)
Other revenues	8.6	18.4	11.5	27.0	47.9
Total other non-interest income	$84.6	$79.1	$99.8	$163.7	$184.6

OPERATING EXPENSES
Compensation and benefits	$(145.4)	$(143.3)	$(146.8)	$(288.7)	$(304.5)
Technology	(33.9)	(32.7)	(31.0)	(66.6)	(61.3)
Professional fees	(31.6)	(39.8)	(37.0)	(71.4)	(74.3)
Insurance	(24.9)	(25.6)	(28.7)	(50.5)	(53.6)
Net occupancy expense	(15.1)	(19.9)	(17.0)	(35.0)	(34.9)
Advertising and marketing	(10.4)	(5.4)	(4.4)	(15.8)	(9.6)
Other expenses	(24.7)	(23.9)	(28.3)	(48.6)	(58.4)
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(286.0)	(290.6)	(293.2)	(576.6)	(596.6)
Intangible asset amortization	(6.2)	(6.2)	(6.4)	(12.4)	(12.8)
Provision for severance and facilities exiting activities	(3.4)	(14.8)	(9.7)	(18.2)	(30.0)
Total operating expenses	$(295.6)	$(311.6)	$(309.3)	$(607.2)	$(639.4)

	June 30, 2017*	March 31, 2017	December 31, 2016	June 30, 2016
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$5,337.9	$6,156.9	$6,430.6	$7,435.5
Investment securities	5,530.0	4,476.3	4,491.1	3,229.1
Total cash and investment securities	$10,867.9	$10,633.2	$10,921.7	$10,664.6

OTHER ASSETS
Tax credit investments and investments in unconsolidated subsidiaries	$265.8	$213.4	$220.2	$179.5
Property, furniture and fixtures	184.6	188.2	191.1	190.9
Other counterparty receivables	97.6	31.5	42.8	146.7
Fair value of derivative financial instruments	79.1	75.4	111.2	134.0
Other real estate owned and repossessed assets	78.6	79.8	72.7	90.8
Current and deferred federal and state tax assets	68.5	101.1	201.3	1,141.3
Tax receivables, other than income taxes	29.4	39.2	50.7	80.3
Other	345.6	347.3	350.4	443.9
Total other assets	$1,149.2	$1,075.9	$1,240.4	$2,407.4

OTHER LIABILITIES
Accrued expenses and accounts payable	$500.3	$483.1	$580.4	$530.8
Current and deferred taxes payable	248.8	265.4	250.6	202.8
Fair value of derivative financial instruments	115.2	53.3	69.0	154.1
Accrued interest payable	97.0	130.0	181.2	193.5
Equipment maintenance reserves	44.2	44.8	45.9	14.8
Security and other deposits	15.0	24.3	59.0	36.3
Other liabilities	547.4	576.5	711.5	425.3
Total other liabilities	$1,567.9	$1,577.4	$1,897.6	$1,557.6
* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Loans and Leases

(dollars in millions)

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Commercial Banking
Commercial Finance
Loans	$9,440.5	$9,638.0	$9,923.9	$10,666.5
Assets held for sale	114.4	332.1	351.4	490.9
Total loans and leases	9,554.9	9,970.1	10,275.3	11,157.4
Rail
Loans	$83.5	$104.7	$103.7	$106.9
Operating lease equipment, net	6,298.2	7,120.5	7,117.1	6,864.2
Assets held for sale	1,039.4	0.6	0.3	6.9
Total loans and leases	7,421.1	7,225.8	7,221.1	6,978.0
Real Estate Finance
Loans	5,601.2	5,655.4	5,566.6	5,569.6
Total loans and leases	5,601.2	5,655.4	5,566.6	5,569.6
Business Capital
Loans	7,216.0	7,480.5	6,968.1	6,630.7
Operating lease equipment, net	437.8	395.7	369.0	314.9
Assets held for sale	-	3.7	6.0	10.4
Total loans and leases	7,653.8	7,879.9	7,343.1	6,956.0
Total Segment
Loans	22,341.2	22,878.6	22,562.3	22,973.7
Operating lease equipment, net	6,736.0	7,516.2	7,486.1	7,179.1
Assets held for sale	1,153.8	336.4	357.7	508.2
Total loans and leases	30,231.0	30,731.2	30,406.1	30,661.0

Consumer Banking
Legacy Consumer Mortgages
Loans	4,503.1	4,692.8	4,829.9	5,146.4
Assets held for sale	52.4	41.4	32.8	34.6
Total loans	4,555.5	4,734.2	4,862.7	5,181.0
Other Consumer Banking
Loans	2,187.4	2,120.0	2,143.7	1,973.7
Assets held for sale	4.0	22.7	35.4	3.2
Total loans	2,191.4	2,142.7	2,179.1	1,976.9
Total Segment
Loans	6,690.5	6,812.8	6,973.6	7,120.1
Assets held for sale	56.4	64.1	68.2	37.8
Total loans	6,746.9	6,876.9	7,041.8	7,157.9
Non-Strategic Portfolios
Assets held for sale	114.6	162.1	210.1	1,093.1
Total loans and leases	114.6	162.1	210.1	1,093.1

Total Loans	29,031.7	29,691.4	29,535.9	30,093.8
Total operating lease equipment, net	6,736.0	7,516.2	7,486.1	7,179.1
Total assets held for sale	1,324.8	562.6	636.0	1,639.1
Total loans and leases	$37,092.5	$37,770.2	$37,658.0	$38,912.0

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

	Quarters Ended
	June 30, 2017		March 31, 2017		June 30, 2016
Gross Charge-offs to Average Loans
Commercial Banking	$32.3	0.57%	$32.4	0.57%	38.0	0.65%
Consumer Banking	0.9	0.05%	0.6	0.03%	0.5	0.03%
Total CIT	$33.2	0.45%	$33.0	0.45%	$38.5	0.51%

	Six Months Ended June 30,
	2017		2016
Commercial Banking(1)	$64.7	0.57%	$74.1	0.63%
Consumer Banking	1.5	0.04%	1.2	0.03%
Total CIT	$66.2	0.45%	$75.3	0.49%

	Quarters Ended
	June 30, 2017		March 31, 2017		June 30, 2016
Net Charge-offs to Average Loans
Commercial Banking	$27.0	0.48%	$27.4	0.48%	$34.7	0.59%
Consumer Banking	0.7	0.04%	0.1	0.01%	(0.3)	-0.02%
Total CIT	$27.7	0.38%	$27.5	0.37%	$34.4	0.45%

	Six Months Ended June 30,
	2017		2016
Commercial Banking(1)	$54.4	0.48%	$66.8	0.57%
Consumer Banking	0.8	0.02%	(0.4)	-0.01%
Total CIT	$55.2	0.37%	$66.4	0.44%

Non-accruing Loans to Loans(1)	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
Commercial Banking	$229.2	1.03%	$233.9	1.02%	$250.9	1.11%	$207.8	0.90%
Consumer Banking	19.5	0.29%	16.2	0.24%	17.4	0.25%	11.7	0.16%
Non-Strategic Portfolios	8.1	NA	8.7	NA	10.3	NA	45.1	NA
Total CIT	$256.8	0.88%	$258.8	0.87%	$278.6	0.94%	$264.6	0.88%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Specific allowance - impaired loans	$(5.6)	$9.6	$(0.5)	$4.0	$13.2
Non-specific allowance	10.0	40.1	23.8	50.1	99.6
Totals	$4.4	$49.7	$23.3	$54.1	$112.8

	Allowance for Loan Losses
	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Specific allowance - impaired loans	$33.4	$39.5	$33.7	$29.4
Non-specific allowance	392.6	409.1	398.9	363.7
Totals	$426.0	$448.6	$432.6	$393.1

Allowance for loan losses as a percentage of total loans	1.47%	1.51%	1.46%	1.31%
Allowance for loan losses as a percent of loans/Commercial	1.78%	1.85%	1.81%	1.64%

1) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

25

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
				2017	2016
Commercial Banking
Total interest income	$316.6	$307.5	$323.4	$624.1	$647.3
Total interest expense	(127.8)	(119.8)	(130.3)	(247.6)	(260.4)
Provision for credit losses	0.2	(49.2)	(22.2)	(49.0)	(108.6)
Rental income on operating leases	251.2	251.3	257.0	502.5	517.3
Other non-interest income	74.8	72.3	68.0	147.1	126.0
Depreciation on operating lease equipment	(77.4)	(73.5)	(63.1)	(150.9)	(124.4)
Maintenance and other operating lease expenses	(53.3)	(53.8)	(50.6)	(107.1)	(99.5)
Operating expenses	(176.5)	(178.7)	(188.0)	(355.2)	(385.4)
Income before provision for income taxes	$207.8	$156.1	$194.2	$363.9	$312.3
Funded new business volume	$2,046.3	$1,615.4	$2,239.5	$3,661.7	$4,016.5
Average Earning Assets	$29,158.6	$29,304.7	$29,900.9	$29,231.8	$29,906.2
Average Operating Leases	$7,357.0	$7,500.7	$7,125.1	$7,416.3	$7,027.2
Average Loans	$22,700.8	$22,749.7	$23,346.8	$22,703.3	$23,385.1
Consumer Banking
Total interest income	$101.6	$100.0	$103.5	$201.6	$208.8
Total interest expense	9.6	6.5	(4.8)	16.1	(12.8)
Provision for credit losses	(4.6)	(0.5)	(1.1)	(5.1)	(4.2)
Other non-interest income	5.7	7.9	11.7	13.6	19.9
Operating expenses	(96.2)	(95.6)	(86.0)	(191.8)	(171.1)
Income before provision for income taxes	$16.1	$18.3	$23.3	$34.4	$40.6
Funded new business volume	$149.6	$154.7	$261.3	$304.3	$475.7
Average Earning Assets	$7,092.8	$7,291.8	$7,568.3	$7,192.6	$7,575.3
Average Loans	$6,751.3	$6,888.7	$7,142.2	$6,821.0	$7,140.5
Non-Strategic Portfolios
Total interest income	$6.2	$7.0	$23.2	$13.2	$48.2
Total interest expense	(5.0)	(5.0)	(13.8)	(10.0)	(28.3)

Rental income on operating leases	-	-	4.0	-	7.8
Other non-interest income	0.2	(2.9)	6.7	(2.7)	21.2

Operating expenses / loss on debt extinguishment	(1.8)	(2.0)	(12.0)	(3.8)	(24.2)
(Loss) income before benefit (provision) for income taxes	$(0.4)	$(2.9)	$8.1	$(3.3)	$24.7
Funded new business volume	$-	$-	$61.1	$-	$105.4
Average Earning Assets	$319.5	$367.5	$1,383.3	$342.8	$1,455.0

Corporate and Other
Total interest income	$53.8	$41.2	$28.6	$95.0	$57.3
Total interest expense	(86.0)	(44.8)	(42.7)	(130.8)	(85.1)
Other non-interest income	3.9	1.8	13.4	5.7	17.5
Operating expenses / loss on debt extinguishment and deposit redemption	(185.9)	(35.3)	(25.7)	(221.2)	(62.7)
(Loss) income before benefit (provision) for income taxes	$(214.2)	$(37.1)	$(26.4)	$(251.3)	$(73.0)
Average Earning Assets	$14,104.9	$9,674.9	$9,040.9	$11,905.0	$9,077.8
Total CIT
Total interest income	$478.2	$455.7	$478.7	$933.9	$961.6
Total interest expense	(209.2)	(163.1)	(191.6)	(372.3)	(386.6)
Provision for credit losses	(4.4)	(49.7)	(23.3)	(54.1)	(112.8)
Rental income on operating leases	251.2	251.3	261.0	502.5	525.1
Other non-interest income	84.6	79.1	99.8	163.7	184.6
Depreciation on operating lease equipment	(77.4)	(73.5)	(63.1)	(150.9)	(124.4)
Maintenance and other operating lease expenses	(53.3)	(53.8)	(50.6)	(107.1)	(99.5)
Operating expenses / loss on debt extinguishment	(460.4)	(311.6)	(311.7)	(772.0)	(643.4)
Income from continuing operations before (benefit) provision for income taxes	$9.3	$134.4	$199.2	$143.7	$304.6
Funded new business volume	$2,195.9	$1,770.1	$2,561.9	$3,966.0	$4,597.6
Average Earning Assets	$50,675.8	$46,638.9	$47,893.4	$48,672.2	$48,014.3
Average Loans	$29,452.1	$29,638.4	$30,489.0	$29,524.3	$30,525.6

26

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
				2017	2016
Commercial Banking
Total Segment
AEA	$29,158.6	$29,304.7	$29,900.9	$29,231.8	$29,906.2
Net Finance Revenue	309.3	311.7	336.4	621.0	680.3
Gross yield	7.79%	7.63%	7.76%	7.71%	7.79%
Net Finance Margin	4.24%	4.25%	4.50%	4.25%	4.55%
Average Earning Assets (AEA)
Commercial Finance	$9,858.1	$10,216.9	$11,542.6	$10,035.0	$11,696.2
Rail	7,393.3	7,320.0	7,036.6	7,363.4	6,954.7
Real Estate Finance	5,646.0	5,565.4	5,460.9	5,598.6	5,407.4
Business Capital	6,261.2	6,202.4	5,860.8	6,234.8	5,847.9
Net Finance Revenue
Commercial Finance	$100.9	$97.8	$115.1	$198.7	$228.6
Rail	77.6	81.8	94.0	159.4	194.2
Real Estate Finance	52.3	48.2	51.7	100.5	106.2
Business Capital	78.5	83.9	75.6	162.4	151.3
Gross yield
Commercial Finance	5.61%	5.16%	5.39%	5.38%	5.29%
Rail	11.70%	11.98%	13.16%	11.83%	13.45%
Real Estate Finance	5.34%	4.90%	5.17%	5.12%	5.30%
Business Capital	8.80%	9.01%	8.38%	8.90%	8.36%
Net Finance Margin
Commercial Finance	4.09%	3.83%	3.99%	3.96%	3.91%
Rail	4.20%	4.47%	5.34%	4.33%	5.58%
Real Estate Finance	3.71%	3.46%	3.79%	3.59%	3.93%
Business Capital	5.02%	5.41%	5.16%	5.21%	5.17%

Consumer Banking
Total Segment
AEA	$7,092.8	$7,291.8	$7,568.3	$7,192.6	$7,575.3
Net Finance Revenue	111.2	106.5	98.7	217.7	196.0
Gross yield	5.73%	5.49%	5.47%	5.61%	5.51%
Net Finance Margin	6.27%	5.84%	5.22%	6.05%	5.17%
Average Earning Assets (AEA)
Other Consumer Banking	$2,168.0	$2,165.9	$1,921.0	$2,170.4	$1,848.9
Legacy Consumer Mortgages	4,924.8	5,125.9	5,647.3	5,022.2	5,726.4
Net Finance Revenue
Other Consumer Banking	$52.5	$46.6	$37.1	$99.1	$70.8
Legacy Consumer Mortgages	58.7	59.9	61.6	118.6	125.2
Gross yield
Other Consumer Banking	3.56%	3.46%	3.62%	3.51%	3.66%
Legacy Consumer Mortgages	6.68%	6.34%	6.10%	6.51%	6.12%
Net Finance Margin
Other Consumer Banking	9.69%	8.61%	7.72%	9.13%	7.66%
Legacy Consumer Mortgages	4.77%	4.67%	4.36%	4.72%	4.37%

Non-Strategic Portfolios
AEA	$319.5	$367.5	$1,383.3	$342.8	$1,455.0
Net Finance Revenue	1.2	2.0	13.4	3.2	27.7
Gross yield	7.76%	7.62%	7.87%	7.70%	7.70%
Net Finance Margin	1.50%	2.18%	3.87%	1.87%	3.81%

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

27

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
Total Net Revenues(1)				2017	2016
Interest income	$478.2	$455.7	$478.7	$933.9	$961.6
Rental income on operating lease equipment	251.2	251.3	261.0	502.5	525.1
Finance revenue (Non-GAAP)	729.4	707.0	739.7	1,436.4	1,486.7
Interest expense	(209.2)	(163.1)	(191.6)	(372.3)	(386.6)
Depreciation on operating lease equipment	(77.4)	(73.5)	(63.1)	(150.9)	(124.4)
Maintenance and other operating lease expenses	(53.3)	(53.8)	(50.6)	(107.1)	(99.5)
Net finance revenue (NFR) (Non-GAAP)	389.5	416.6	434.4	806.1	876.2
Other non-interest income	84.6	79.1	99.8	163.7	184.6
Total net revenues (Non-GAAP)	$474.1	$495.7	$534.2	$969.8	$1,060.8

NFR (Non-GAAP)	$389.5	$416.6	$434.4	$806.1	$876.2
Excess interest costs over interest income from Commercial Air proceeds usage	23.4	-	-	23.4	-
Interest on excess cash	(9.1)	-	-	(9.1)	-
Adjusted NFR (Non-GAAP)	$403.8	$416.6	$434.4	$820.4	$876.2
NFR as a % of AEA	3.07%	3.57%	3.63%	3.31%	3.65%
NFR as a % of AEA, adjusted for noteworthy items	3.44%	3.57%	3.63%

Net Operating Lease Revenues(2)
Rental income on operating leases	$251.2	$251.3	$261.0	$502.5	$525.1
Depreciation on operating lease equipment	(77.4)	(73.5)	(63.1)	$(150.9)	$(124.4)
Maintenance and other operating lease expenses	(53.3)	(53.8)	(50.6)	$(107.1)	$(99.5)
Net operating lease revenue (Non-GAAP)	$120.5	$124.0	$147.3	$244.5	$301.2

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Period End Earning Assets(3)
Loans	$29,031.7	$29,691.4	$29,535.9	$30,093.8
Operating lease equipment, net	6,736.0	7,516.2	7,486.1	7,179.1
Assets held for sale	1,324.8	562.6	636.0	1,639.1
Credit balances of factoring clients	(1,405.3)	(1,547.1)	(1,292.0)	(1,215.2)
Interest bearing cash	4,739.0	5,415.2	5,608.5	6,558.9
Investment securities	5,530.0	4,476.3	4,491.1	3,229.1
Indemnification assets	208.5	313.1	341.4	386.0
Total earning assets (Non-GAAP)	$46,164.7	$46,427.7	$46,807.0	$47,870.8
Average Earning Assets (for the respective periods) (Non-GAAP)	$50,675.8	$46,638.9	$46,964.7	$47,893.4
AEA adjustment for Commercial Air sale impacts	(3,686.0)	-	-	-
AEA, excluding noteworthy items (Non-GAAP)	$46,989.8	$46,638.9	$46,964.7	$47,893.4

	Quarters Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016
Operating Expenses				2017	2016
Operating expenses	$(295.6)	$(311.6)	$(309.3)	$(607.2)	$(639.4)
Intangible asset amortization	6.2	6.2	6.4	12.4	12.8
Provision for severance and facilities exiting activities	3.4	14.8	9.7	18.2	30.0
Operating expenses exclusive of restructuring costs and intangible assets amortization, and other noteworthy items(4) (Non-GAAP)	$(286.0)	$(290.6)	$(293.2)	$(576.6)	$(596.6)

Operating expenses (exclusive of restructuring costs and intangible assets amortization) as a % of AEA	(2.26% )	(2.49% )	(2.45% )	(2.37% )	(2.49% )

Total Net Revenue (Non-GAAP)	$474.1	$495.7	$534.2	$969.8	$1,060.8
Net costs of excess liquidity	14.3	-	-	14.3	-
CTA Charge	-	8.0	-	8.0	-
Gain on sale - UK business	-	-	-	-	(24.0)
Asset Impairment	-	-	-	-	11.0
Liquidating Europe CTA	-	-	-	-	3.0
Total Net Revenue, excluding noteworthy items (Non-GAAP)	$488.4	$503.7	$534.2	$992.1	$1,050.8
Net Efficiency Ratio(5)	60.3%	58.6%	54.9%	59.5%	56.2%
Net Efficiency Ratio excluding noteworthy items(5)	58.6%	57.7%	54.9%	58.1%	56.8%

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund. Because the Average Earning Asset is based on the month end amounts, we adjusted the balance to better reflect the impact of the Commercial Air transaction. The amount reflects the estimated impact on AEA of the timing difference between the receipt of proceeds from the transaction and the completion of the related debt and capital actions.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

28

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Tangible Book Value(6)	June 30, 2017	March 31, 2017	June 30, 2016
Total common shareholders' equity	$7,026.2	$10,165.2	$11,092.8
Less: Goodwill	(625.5)	(686.1)	(1,044.1)
Intangible assets	(125.4)	(134.3)	(154.2)
Tangible book value (Non-GAAP)	6,275.3	9,344.8	9,894.5
Less: Disallowed deferred tax asset	(53.5)	(140.6)	(845.8)
Tangible common equity, excluding noteworthy items(7)	$6,221.8	$9,204.2	$9,048.7
Average tangible common equity, excluding noteworthy items(7) (Non-GAAP)	$8,280.4	$9,118.8	$9,077.4

Net income	$156.7	$179.9	$17.0
Intangible asset amortization, after tax	4.0	4.1	2.9
Non-GAAP income - for ROTCE calculation	$160.7	$184.0	$19.9
Return on average tangible common equity(7)	7.76%	8.08%	0.88%

Non-GAAP income (from next page)	$129.1	$163.2	$189.0
Intangible asset amortization, after tax	4.0	4.1	2.9
Non-GAAP income - for ROTCE calculation	$133.1	$167.3	$191.9
Return on average tangible common equity, after noteworthy items(7)	6.43%	7.34%	8.46%

Income from continuing operations	$41.2	$78.2	$88.0
Intangible asset amortization, after tax	4.0	4.1	2.9
Non-GAAP income from continuing operations - for ROTCE calculation	$45.2	$82.3	$90.9
Non-GAAP income from continuing operations (from next page)	$125.7	$109.5	$94.0
Intangible asset amortization, after tax	4.0	4.1	2.9
Non-GAAP income from continuing operations - for ROTCE calculation	$129.7	$113.6	$96.9
Average tangible common equity(7)	$8,280.4	$9,118.8	$9,077.4
Pro forma estimated capital adjustment related to Commercial Air sale	(1,903.1)	(2,975.0)	(2,975.0)
Average tangible common equity(7) pro forma for estimated capital adjustment	$6,377.3	$6,143.8	$6,102.4
Return on average tangible common equity, proforma for estimated capital adjustment	2.18%	5.36%	5.96%
Return on average tangible common equity, after noteworthy items(8) and proforma for estimated capital adjustment	8.14%	7.40%	6.35%

	Quarters Ended
Effective Tax Rate Reconciliation(8)	June 30, 2017	March 31, 2017	June 30, 2016
(Provision) benefit for income taxes - GAAP	$31.9	$(56.2)	$(111.2)
Income tax discrete items	(93.4)	11.3	3.6
Provision for income taxes, before discrete tax items - Non-GAAP	$(61.5)	$(44.9)	$(107.6)
Income from continuing operations before provision for income taxes - GAAP	$9.3	$134.4	$199.2
Adjustments to pretax income	165.4	1.8	-
Adjusted income from continuing operations before provision for income taxes - Non-GAAP	$174.7	$136.2	$199.2
Effective tax rate - GAAP	-343.0%	41.8%	55.8%
Effective tax rate, before discrete items - Non-GAAP	35.2%	33.0%	54.0%

(6) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(7) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets.  In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business. These are non-GAAP measures.

(8) The provision for income taxes before discrete items, adjusted income from continuing operations and the respective effective tax rates are non-GAAP measures, which management uses for analytical purposes to understand the Company’s underlying tax rate.

29

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

	Description	Line Item	Pre-tax Balance	Income Tax(2)	After-tax Balance	Per Share
Quarter Ended June 30, 2017
Net income					$157	$0.85
Continuing Operations	Debt redemption costs	Non-interest expense	$165	$(65)	$100	0.54
	Excess interest costs from Commercial Air proceeds usage	Interest expense	23	(9)	15	0.08
	Interest on excess cash	Interest income	(9)	4	(6)	(0.03)
	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19)	(19)	(0.11)
	Deferred tax recognition	Benefit (provision) for income taxes	-	(7)	(7)	(0.04)
	Restructuring Expenses	Operating expenses	3	(1)	2	0.01

Discontinued Operations	Gain on sale - Commercial Air, net of certain expenses		(135)	35	(100)	(0.54)
	Financial Freedom net settlement items & servicing rights impairment		(20)	8	(12)	(0.07)
Non-GAAP income, excluding noteworthy items(1)					$129	$0.70

Income from continuing operations					$41	$0.22
Continuing Operations	Debt redemption costs	Non-interest expense	$165	$(65)	100	0.54
	Excess interest costs from Commercial Air proceeds usage	Interest expense	23	(9)	15	0.08
	Interest on excess cash	Interest income	(9)	4	(6)	(0.03)
	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19)	(19)	(0.11)
	Deferred tax recognition	Benefit (provision) for income taxes	-	(7)	(7)	(0.04)
	Restructuring Expenses	Operating expenses	3	(1)	2	0.01

Non-GAAP income from continuing operations, excluding noteworthy items(1)					$126	$0.68

Quarter Ended March 31, 2017
Net income					$180	$0.88
Continuing Operations	CTA Charge	Other non-interest income	$8	$(1)	7	0.03
	Restructuring Expenses	Operating expenses	15	(5)	10	0.05
	Entity Restructuring	Benefit (provision) for income taxes	-	14	14	0.07

Discontinued Operations	Suspended Depreciation		(113)	44	(69)	(0.34)
	Secured Debt Paydown		34	-	34	0.17
	Gain on sale - TC CIT joint venture		(14)	1	(13)	(0.06)
Non-GAAP income, excluding noteworthy items(1)					$163	$0.80

Income from continuing operations					$78	$0.38
Continuing Operations	CTA Charge	Other non-interest income	$8	$(1)	7	0.03
	Restructuring Expenses	Operating expenses	15	(5)	10	0.05
	Entity Restructuring	Benefit (provision) for income taxes	-	14	14	0.07

Non-GAAP income from continuing operations, excluding noteworthy items(1)					$109	$0.54

Quarter Ended June 30, 2016
Net income					$17	$0.08
Continuing Operations	Restructuring Expenses	Operating expenses	$10	$(4)	6	0.03

Discontinued Operations	Financial Freedom interest curtailment reserve		230	(67)	163	0.81
	Business Air goodwill impairment		4	(1)	3	0.01
Non-GAAP income, excluding noteworthy items(1)					$189	$0.93

Income from continuing operations					$88	$0.43
	Restructuring Expenses	Operating expenses	$10	$(4)	6	0.03
Non-GAAP income from continuing operations, excluding noteworthy items(1)					$94	$0.46

(1) Items may not sum due to rounding.

(2) Income tax rates vary depending on the specific item and the entity location in which it is recorded.